Exhibit 99.1

[MORGAN STANLEY LETTERHEAD]

November 24, 2014

CONSENT OF MORGAN STANLEY & CO. LLC

We hereby consent to (i) the inclusion of our opinion letter, dated September 15, 2014, to the Board of Directors of Glimcher Realty Trust (the “Company”) as an Annex to the prospectus/proxy statement that forms a part of Amendment No. 1 to the Registration Statement on Form S-4 of Washington Prime Group Inc., as filed by Washington Prime Group Inc. on November 24, 2014 (the “Registration Statement”), relating to the proposed business combination transaction between the Company and Washington Prime Group Inc. and (ii) the references in the Registration Statement to such opinion and our firm in the Registration Statement under the headings “SUMMARY—Opinions of Glimcher’s Financial Advisors”, “THE MERGER—Background of the Merger”, “THE MERGER—Recommendation of the Glimcher Board and Its Reasons for the Merger”, “THE MERGER—Opinions of Glimcher’s Financial Advisors”, “THE MERGER—Certain Unaudited Prospective Financial Information”, “THE MERGER AGREEMENT—Representations and Warranties” and “THE MERGER AGREEMENT—Conditions to Completion of the Merger”.

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the rules and regulations adopted by the U.S. Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the U.S. Securities Act of 1933, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission thereunder.

Very truly yours,

MORGAN STANLEY & CO. LLC

By:	/s/ Kent Leung
Name: Kent Leung
Title: Vice President